Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated February 12, 2024 To the Product Prospectus Supplement ERN-ES-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023	$530,000 Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities Due February 14, 2028 Royal Bank of Canada

Royal Bank of Canada is offering Barrier Enhanced Return Notes (the “Notes”) linked to the Lesser Performing of Three Equity Securities.
Reference Stocks	Initial Stock Prices*	Barrier Prices**
M&T Bank Corporation ("MTB")	$133.33	$106.66, which is 80% of its Initial Stock Price
Truist Financial Corporation ("TFC")	$35.84	$28.67, which is 80% of its Initial Stock Price
U.S. Bancorp ("USB")	$40.18	$32.14, which is 80% of its Initial Stock Price
* The Initial Stock Price of each Reference Stock was its closing price on February 9, 2024 (the "Strike Date").
** Rounded to two decimal places.
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The Notes provide a leveraged positive return equal to 332% of the Percentage Change of the Lesser Performing Reference Stock (each as defined below) if the price of the Lesser Performing Reference Stock increases from its Initial Stock Price to its Final Stock Price.

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Investors will receive the principal amount of the Notes if the Final Price of the Lesser Performing Reference Stock is less than or equal to its Initial Stock Price, but is greater than or equal to its Barrier Price.

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If the Final Stock Price of the Lesser Performing Reference Stock is less than its Barrier Price, investors will lose 1% of the principal amount for each 1% decrease from its Initial Stock Price to its Final Stock Price.

•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: February 15, 2024
Maturity Date: February 14, 2028
CUSIP: 78017FGB3
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” beginning on page PS-4 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100.00%	$530,000
Underwriting discounts and commissions(1)	0.00%	$0.00
Proceeds to Royal Bank of Canada	100.00%	$530,000
(1) RBC Capital Markets, LLC (“RBCCM”), acting as our agent, will not receive a commission in connection with its sales of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $1,008.36 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This pricing supplement relates to an offering of Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities (the "Notes").
Reference Stocks:
The common stock of M&T Bank Corporation ("MTB"), the common stock of Truist Financial Corporation ("TFC") and the common stock of U.S. Bancorp ("USB"). M&T Bank Corporation, Truist Financial Corporation and U.S. Bancorp are the issuers of MTB, TFC and USB, respectively (the "Reference Stock Issuers").

Issuer:	Royal Bank of Canada (the “Bank”)
Strike Date:	February 9, 2024
Trade Date (Pricing Date):	February 12, 2024
Issue Date:	February 15, 2024
Valuation Date:	February 9, 2028
Maturity Date:	February 14, 2028
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Initial Stock Price:	For each Reference Stock, its closing price on the Strike Date, as set forth on the cover page of this document.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Barrier Price:	For each Reference Stock, 80% of its Initial Stock Price, as set forth on the cover page of this document.
Payment at Maturity (if held to maturity):
We will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
If the Final Stock Price of the Lesser Performing Reference Stock is greater than its Initial Stock Price (that is, its Percentage Change is positive), then the investor will receive, for each $1,000 in principal amount of the Notes, an amount equal to:
$1,000 + [$1,000 x (Percentage Change of Lesser Performing Reference Stock × Participation Rate)]
If the Final Stock Price of the Lesser Performing Reference Stock is less than or equal to its Initial Stock Price, but is greater than or equal to its Barrier Price (that is, its Percentage Change is between 0% and -20.00%), then the investor will receive the principal amount.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Barrier Price (that is, its Percentage Change is less than ‑20.00%), then the investor will receive, for each $1,000 in principal amount of the Notes:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Stock)
In this case, you may lose all or a substantial portion of the principal amount of the Notes.

Percentage Change:	With respect to each Reference Stock:
Final Stock Price − Initial Stock Price
Initial Stock Price
Participation Rate:	332%
Lesser Performing Reference Stock:	The Reference Stock which has the lowest Percentage Change.

P-2	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
Market Disruption Events:
If a market disruption event occurs on the Valuation Date as to a Reference Stock, the determination of the Final Stock Price of that Reference Stock will be postponed. However, the determination of the Final Stock Price of any Reference Stock that is not affected by that market disruption event will not be postponed.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract in respect of the Reference Stocks for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement and the product prospectus supplement, each dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ES-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058560/ef20016922_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the hypothetical Payment at Maturity of the Notes for a hypothetical range of performance for the Lesser Performing Reference Stock, assuming the following terms:
Hypothetical Initial Stock Price (for each Reference Stock):	$100.00*
Hypothetical Barrier Price (for each Reference Stock):	$80.00, which is 80% of the hypothetical Initial Stock Price
Participation Rate:	332%
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Stock Price of any Reference Stock. The actual Initial Stock Price for each Reference Stock is set forth on the cover page of this document. We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock. It is possible that the Final Stock Price of each Reference Stock will be less than its Barrier Price.
Hypothetical Final Stock Prices of the Lesser Performing Reference Stock are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Stock Prices of the Lesser Performing Reference Stock on the Valuation Date. The third column shows the corresponding Payment at Maturity to be paid on the Notes per $1,000 in principal amount.
Hypothetical Final Stock Price of the Lesser Performing Reference Stock	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
$140.00	232.80%	$2,328.00
$130.00	199.60%	$1,996.00
$120.00	166.40%	$1,664.00
$110.00	133.20%	$1,332.00
$105.00	116.60%	$1,116.00
$100.00	100.00%	$1,000.00
$90.00	100.00%	$1,000.00
$85.00	100.00%	$1,000.00
$80.00	100.00%	$1,000.00
$79.99	79.99%	$799.90
$70.00	70.00%	$700.00
$60.00	60.00%	$600.00
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$30.00	30.00%	$300.00
$20.00	20.00%	$200.00
$10.00	10.00%	$100.00
$0.00	0.00%	$0.00

P-5	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Lesser Performing Reference Stock used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Stock Price or the price of any Reference Stock on any trading day prior to the Maturity Date. All examples assume a Barrier Price of 80% of the Initial Stock Price for each Reference Stock, the Participation Rate of 332%, and that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1: The price of the Lesser Performing Reference Stock increases by 10% from the Initial Stock of $100 to its Final Stock Price of $110. Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Initial Stock Price, the investor receives at maturity a cash payment of $1,332 per Note, calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Stock x Participation Rate)]
= $1,000 + [$1,000 x (10% x 332%)] = $1,000 + $332 = $1,332
Example 2: The price of the Lesser Performing Reference Stock decreases by 15% from the Initial Stock Price of $100 to its Final Stock Price of $85. Because the Final Stock Price of the Lesser Performing Reference Price is greater than its Barrier Price, the investor receives at maturity the principal amount, despite the 15% decline in the price of the Lesser Performing Reference Stock.
Example 3: The price of the Lesser Performing Reference Stock is $40 on the Valuation Date, which is less than its Barrier Price of $80. Because the Final Stock Price of the Lesser Performing Reference Stock is less than its Barrier Price, we will pay only $400 for each $1,000 in the principal amount of the Notes, calculated as follows:
$1,000 + (1,000 x Percentage Change of the Lesser Performing Reference Stock)
= $1,000 + ($1,000 x -60%) = $1,000 - $600 = $400
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on prices of the Reference Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Redemption Amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Stock.

P-6	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
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You May Lose All or a Significant Portion of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if the Final Stock Price of the Lesser Performing Reference Stock is less than 80% of its Initial Stock Price. In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Stock Price of the Lesser Performing Reference Stock is less than its Initial Stock Price.

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Your Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Stock Even if the Other Reference Stocks Perform Better — Your Payment at Maturity will be determined solely by reference to the performance of the Lesser Performing Reference Stock. Even if the Final Stock Prices of the other Reference Stocks have increased compared to their respective Initial Stock Prices, or have experienced a decrease that is less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Stocks would not be combined, and the depreciation of one Reference Stock would not be mitigated by any appreciation of the other Reference Stocks. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — You will not receive any interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if the return on the Notes is positive, the return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the Payment at Maturity is dependent upon our ability to repay our obligations at that time. This will be the case even if the prices of the Reference Stocks increase after the Strike Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
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There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

P-7	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Stock Issuers, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Stocks, and therefore, the market value of the Notes.

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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our

P-8	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.
Risks Relating to the Reference Stocks
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The Reference Stocks Are Concentrated in the Banking Industry — The Reference Stocks operate in the banking industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the Reference Stocks, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector.

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Owning the Notes Is Not The Same As Owning Shares of the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of any of the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have.

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There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuers — We are not affiliated with the Reference Stock Issuers. However, we and our affiliates may currently, or from time to time in the future, engage in business with the Reference Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stocks. The Reference Stock Issuers are not involved in this offering and have no obligation of any sort with respect to your Notes. The Reference Stock Issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The Payment at Maturity and the Valuation Date are subject to adjustment as to each Reference Stock as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-9	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
INFORMATION REGARDING THE REFERENCE STOCKS
The Reference Stocks are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Stock Issuers is derived from publicly available information. We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuers with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
M&T Bank Corporation ("MTB")
M&T Bank Corporation is a bank holding company. The company, through its banking subsidiaries, offers a variety of commercial banking, trust, and investment services.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MTB.”
Historical Information
The graph below sets forth the information relating to the historical performance of MTD for the period from January 1, 2014 through February 9, 2024.
We obtained the information regarding the historical performance of MTD in the graph below from Bloomberg Financial Markets, without independent investigation.
M&T Bank Corporation ("MTB")
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
Truist Financial Corporation ("TFC")
Truist Financial Corporation provides financial services. The company offers a range of services including retail, small business and commercial banking, asset management, capital markets, commercial real estate, corporate and institutional banking, insurance, mortgage, payments, and specialized lending and wealth management solutions.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “TFC.”
Historical Information
The graph below sets forth the information relating to the historical performance of TFC for the period from January 1, 2014 through February 9, 2024.
We obtained the information regarding the historical performance of TFC in the graph below from Bloomberg Financial Markets, without independent investigation.
Truist Financial Corporation ("TFC")
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
U.S. Bancorp ("USB")
U.S. Bancorp is a financial services company that provides lending and depository services, cash management, foreign exchange and trust and investment management services. The company also provides credit card services, mortgage banking, insurance, brokerage, and leasing.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “USB.”
Historical Information
The graph below sets forth the information relating to the historical performance of USB for the period from January 1, 2014 through February 9, 2024.
We obtained the information regarding the historical performance of USB in the graph below from Bloomberg Financial Markets, without independent investigation.
U.S. Bancorp ("USB")
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-13	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on February 15, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately nine months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-14	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects our estimated hedging costs.

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Barrier Enhanced Return Notes Linked to the Lesser Performing of Three Equity Securities
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-16	RBC Capital Markets, LLC